Exhibit 2.4

SHAREHOLDER AGREEMENT

dated

24 March 2021

between

the MAJORITY OWNER

and

the INDIVIDUALS

and

the HOLDING COMPANIES

and

the COMPANY

regarding Instruments in the Company

TABLE OF CONTENTS

1.	DEFINITIONS, CONSTRUCTION AND INTERPRETATION	1
2.	INSTRUMENTS	4
3.	SHARE SALE	7
4.	RESTRICTIVE COVENANTS	8
5.	MISCELLANEOUS	9
6.	GOVERNING LAW AND ARBITRATION	14

TABLE OF SCHEDULES

Schedule (1)	Parties
Schedule 5.2.2	Form of Power of Attorney

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This SHAREHOLDER AGREEMENT is dated as above and made between:

(1)	the Majority Owner;

(2)	the Individuals;

(3)	the Holding Companies; and

(4)	the Company.

BACKGROUND

A.	The Individuals have been offered and agreed to invest, directly or indirectly, in the Group through the acquisition of Instruments in the Company.

B.	This Agreement sets out the Parties’ agreement as to ownership and governance of the Company.

C.

The Majority Owner, the Individuals and the Holding Companies have previously entered into a Management Shareholder Agreement (originally dated 7 March 2019 and amended and restated on 11 September 2020) regarding the ownership and governance of the Company (the “Current MSHA”), which will be terminated and replaced by this Agreement on the terms and conditions set out herein.

1.	DEFINITIONS, CONSTRUCTION AND INTERPRETATION

1.1	Definitions

Unless otherwise stated, terms in this Agreement shall have the meaning ascribed to them in Section 1 (Definitions, construction and interpretation) and derivatives and similar expressions of such terms shall have the correlative meaning.

“Acquisition Cost” means, with respect to the relevant Instruments, the actual amount initially (and for the avoidance of doubt, prior to the date of this Agreement) invested by the Manager (directly or indirectly) in such Instruments (excluding, for the avoidance of doubt, any financing costs) less the aggregate amount of any proceeds and any amounts otherwise received by such Manager (directly or indirectly) on such Instruments.

“ADSs” means those certain American Depositary Shares issued pursuant to a deposit agreement by and among the Company, the depositary, and certain Instrumentholders.

“Affiliate” means, from time to time: (a) with respect to a Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first- mentioned Person; and (b) with respect to a Manager, any Person related to such Manager in the manner set out in Chapter 21, Section 1 of the Companies Act, including any “Affiliate” of such Person pursuant to item (a) above, provided that no Group Company shall be an Affiliate of the Majority Owner (or its Affiliates).

“Agreement” means this management shareholder agreement, including the schedules, as amended from time to time in accordance with the terms hereof.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general banking business in Sweden and the City of New York (United States) other

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than for Internet banking services only.

“Call Exercise Period” is defined in Section 2.1.3.2.

“Call Option” is defined in Section 2.1.3.1.

“Call Option Price” is defined in Section 2.1.3.3.

“Cause” means, in relation to a Manager and its Service Agreement(s): (a) dismissal (avsked) or cause (personliga skäl) pursuant to the Swedish Employment Protection Act (Lag (1982:80) om anställningsskydd), as amended or reenacted from time to time (applied mutatis mutandis to any such Service Agreement to which such act does not otherwise apply); (b) dismissal or cause pursuant to any other law applicable to any such Service Agreement from time to time; or (c) material breach of any such Service Agreement by such Manager.

“Companies Act” means the general Swedish act applicable to Swedish limited liability companies from time to time (presently the Swedish Companies Act

(Aktiebolagslag (2005:551)), or any similar act applicable to the Company from time to time.

“Company” means Olink Holding AB (publ), Reg. No. 559189-7755, a public limited liability company incorporated under the laws of Sweden, or any of its assignees or successors.

“Contract Note” means a contract note in any form required by the Majority Owner for the purpose of transferring Instruments under this Agreement.

“Control” means, with respect to a Person, the possession, directly or indirectly, of more than 50 per cent of the voting power or the power to direct or cause the direction of management or policies of such Person by contract or otherwise.

“Current MSHA” is defined in Recital C.

“Dispose” or “Disposal” means: (a) a sale, transfer or disposal (whether through singular or universal succession or operation of law or wholly or partly (including merely the financial interest or similar)); or (b) the creation of a pledge, encumbrance or any security of any kind; in each case including any attempt, commitment, agreement or arrangement in respect of any of the foregoing.

“Drag-Along” is defined in Section 3.2.1.

“Effective Date” is defined in Section 5.7.1.

“Group Companies” or “Group” means the Company and the Persons, which the Company, directly or indirectly, Controls from time to time.

“Holding Company” means an entity that, directly or indirectly: (a) holds (or will, following a permitted Disposal or issue, hold) any Instruments in the Company; and (b) is owned by an Individual, as set out in section 2 of Schedule (1) from time to time.

“Indirect Instrumentholder” means each: (a) Individual who is not an Instrumentholder; and (b) Holding Company that owns Instruments in another Holding Company and which is not an Instrumentholder.

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“Individuals” means the individuals set out in section 2 of Schedule (1) from time to time.

“Institute” means the Arbitration Institute of the Stockholm Chamber of Commerce.

“Instrumentholder” means each Individual and each Holding Company that directly owns Instruments in the Company.

“Instruments” means all shares, warrants, convertible debentures and other equity, equity- related or similar instruments of any kind (including ADSs) and all other instruments that can be converted into or give a right to subscribe for or purchase any of the aforementioned instruments, issued by the relevant Person from time to time but, in relation to the Company, that are not listed on a Stock Exchange.

“Majority Owner” means: (a) Knilo InvestCo AB, Reg. No. 559189-7748; (b) any other Person designated by any Person in item (a) above; or (c) any assignee or successor of any Person in item (a) or (b) above.

“Manager” means each Instrumentholder or, if and as applicable, each of its Indirect Instrumentholders.

“Market Value” means the market value of the Company based on:

(a)	the volume weighted average 30-day price of the ADSs quoted on the Nasdaq Global Market (New York); or

(b)

in the absence of such quoted ADSs of the Company set out under (a), the latest quarterly valuation of the Group (on a fully diluted basis) reported to the direct or indirect investors in the Majority Owner provided, however, that the Majority Owner may also take into account other relevant market valuations and transactions at the relevant time and any event that has occurred after the date of such valuation or transaction that has a significant impact on the value of the Group.

“Option Event” is defined in Section 2.1.3.1.

“Parties” means, from time to time, the Majority Owner, the Individuals, the Holding Companies and the Company.

“Person” means any individual, firm, company, corporation, partnership or other entity or any governmental entity; including in each case the successors of each such person.

“Relevant Instruments” means Instruments in the Company or in a Holding Company (as applicable).

“Representative” is defined in Section 5.1 (Representative).

“Restricted Period” is defined in Section 2.1.1.1.

“Results” is defined in Section 5.4.1.

“Service Agreement” means, in relation to a Manager, the agreement (of any nature and whether formalized or not and in each case as amended and restated from time to time) pursuant to which such Manager is: (a) employed (in whatever capacity and regardless of the nature of the employment) by a Group Company; (b) retained, directly or indirectly, as

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a consultant on a regular and substantive basis by a Group Company; or (c) if item (a) or

(b) above does not apply to such Manager at the relevant time, retained as a member of the board of directors of a Group Company.

“Share Sale” means a sale of Instruments in the Company representing more than 50 per cent of the votes of all Instruments in the Company (on a fully diluted basis and including any ADSs) to any third party (excluding, for the avoidance of doubt, any depositary banks issuing ADSs).

“Stock Exchange” means a regulated market, multilateral trading facility or similar market place for the public trading of shares (whether in or outside the European Economic Area).

“Surviving Provisions” means the provisions in Sections 3.3 (Liabilities, etc.), 4 (Restrictive covenants), 5 (Miscellaneous) and 6 (Governing law and arbitration).

“Tag-Along” is defined in Section 3.2.1.

“Transfer Date” is defined in Section 2.1.4.1.

“Trigger Notice” is defined in Section 2.1.3.2.

1.2	Construction and interpretation

In this Agreement:

(a)	“automatically” means “automatically (without requiring the Parties to take any action)”;

(b)	“including” means “including but not limited to”;

(c)	“or” means “and/or”;

(d)	“take any action” means “take any action, pass any resolution, execute and deliver any document or agreement, and give, execute and do any other assurances, documents, agreements, acts and things”;

(e)

a time period expressed as “from” a specific date or time “to” or “until” another specific date or time shall be deemed to include both such dates or times, and a reference to “before”, “prior to”, “following” or “after” a specific date or time shall exclude such date or time; and

(f)	each term shall be equally applicable to the singular and plural forms of such term.

2.	INSTRUMENTS

2.1	Disposal of Relevant Instruments

2.1.1	General

2.1.1.1

Save only for Disposals expressly permitted under this Agreement, each of the Managers: (a) undertakes to the Majority Owner not to Dispose of any Relevant Instruments without the prior written consent of the Majority Owner during a period of twelve (12) months following the Effective Date (the “Restricted Period”); and (b) undertakes to the Majority Owner and to the Company not to in any event Dispose of any of its Relevant Instruments

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other than in compliance with any applicable securities laws (including any such federal or state laws of the United States of America).

2.1.1.2

EACH MANAGER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT: (a) a Disposal in breach of this Section 2.1.1 insofar as such undertakings are made to the Majority Owner may cause the Majority Owner irreparable harm and undertakes (without prejudice to any other remedies available, including damages) to pay to the Majority Owner liquidated damages for such breach in an amount equivalent to 50% of the Market Value of the relevant Manager’s Instruments at the time of the breach; and (b) liquidated damages payable hereunder are a just and fair remedy for such breach (but shall not limit or prejudice any other remedies available, including damages).

2.1.1.3

Subject only to Section 2.1.4.3, nothing in this Agreement shall operate to restrict or prevent the transfer of legal title to Relevant Instruments to any depositary or custody account or any endowment insurance, in each case provided that the Manager remains the sole ultimate beneficial owner or beneficiary (as relevant) thereof. The Manager shall procure that the transferee of any such Relevant Instruments shall comply with the provisions of this Agreement in all respects as if it were a Party hereto and shall take (and omit) any action required to be taken (or omitted) by the relevant Manager had it continued to the direct holder of the Relevant Instruments.

2.1.2	Certain Permitted Sales

2.1.2.1

Those Instrumentholders who are parties to that certain registration rights agreement dated on or about the Effective Date (as defined below), the Company and the Majority Owner shall notwithstanding the provisions of this Agreement be permitted to participate in (and include Instruments in the Company for sale pursuant to) demand registrations and piggyback registrations pursuant to, and in accordance with, the terms of such registration rights agreement.

2.1.2.2

Section 2.1.1.1(a) shall not restrict or prevent a Manager from selling Instruments in the Company insofar as (but only to the extent) required to cover any taxes payable during the Restricted Period by such Manager in his or her capacity as the beneficiary of any endowment insurance to which that Manager has transferred its Instruments in the Company in compliance with Section 2.1.1.3 to the extent such taxes are attributable to such Instruments (but for the avoidance of doubt, no other securities or assets).

2.1.3	Call Option

2.1.3.1

Save for such Instruments subscribed and paid for in cash by the Instrumentholders following the date of this Agreement, each Instrumentholder grants the Majority Owner an unconditional and irrevocable right to purchase all (but, unless otherwise agreed between the Majority Owner and such Instrumentholder, no less than all) Instruments in the Company from such Instrumentholder if: (a) the Manager’s Service Agreement is terminated or notified for termination for Cause by the Group Company; or (b) the Manager’s Service Agreement is terminated or notified for termination by the Manager, in each case during the Restricted Period (each such event being an “Option Event” and each such right to purchase such Instruments being a “Call Option”).

2.1.3.2

If an Option Event occurs, the relevant Manager (or any successor of such Manager) and the Company shall notify the Majority Owner thereof in writing as soon as reasonably practicable (a “Trigger Notice”). The Majority Owner may exercise the Call Option in relation to an Option Event as from the date when such Option Event occurred and until

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the date falling six (6) months from the Majority Owner’s receipt of the Trigger Notice (the “Call Exercise Period”).

2.1.3.3

The consideration payable for the Instruments that are subject to a Call Option (the “Call Option Price”) is determined as at the date on which the Option Event occurred and unless otherwise agreed between the Majority Owner and the relevant Instrumentholder, the Call Option Price equals the lower of the Market Value and the Acquisition Cost of the relevant Instruments.

2.1.3.4

The exercise of a Call Option (or a redemption of the Instruments that are subject to a Call Option) does not exclude or limit other sanctions or remedies (including the right to compensation for damages) available to the Majority Owner, its Affiliates or any Group Company in respect of the relevant Option Event.

2.1.4	Transfer terms

2.1.4.1

Any Instruments in the Company which are to be transferred by an Instrumentholder to the Majority Owner in accordance with this Agreement shall, unless otherwise consented to in writing by the Majority Owner, be transferred: (a) free and clear of any encumbrance with all rights attached and accruing to them; (b) on any date requested by the Majority Owner (the “Transfer Date”), which, may not be a date falling, in case of a Call Option, earlier than the date on which the Call Option Price was established pursuant to this Agreement or later than the 30th Business Day thereafter; and (c) against consideration in cash on the Transfer Date.

2.1.4.2

The relevant Manager shall, prior to completion of the transfer on the Transfer Date, at and in accordance with the Majority Owner’s request, deliver to the Majority Owner: (a) a Contract Note, duly executed on behalf of the transferee; (b) any certificates representing the Instruments duly endorsed to the Majority Owner; and (c) any other documentation evidencing the transfer of title and take any action otherwise required for the consummation of the transfer of the Instruments.

2.1.4.3

Notwithstanding anything to the contrary in this Agreement but without prejudice to the Majority Owner’s title to Instruments in the Company, no Manager may Dispose of, or subscribe for, any Relevant Instruments (or prepare to do any of the foregoing) unless consented to by the Majority Owner in writing:

(a)

in the period from the occurrence of an Option Event and until the expiry of the Call Exercise Period in respect of such Option Event, or following the Majority Owner’s notice of its intention to exercise the Call Option in respect of the Instrumentholder; or

(b)

following a notice by the Majority Owner to the Representative that a Share Sale has been initiated and until such Share Sale has been completed or aborted (as determined and communicated by the Majority Owner).

2.1.4.4

Notwithstanding anything to the contrary in this Agreement, any payment obligation of a Manager towards the Majority Owner, its Affiliates or any Group Company (including any liabilities pursuant to Section 3.3 (Liabilities, etc.)) may, at the Majority Owner’s request, be offset against the consideration payable in respect of such Manager’s, direct or indirect, Instruments or any other payment obligation of the Majority Owner, its Affiliates or any Group Company towards such Manager.

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3.	SHARE SALE

3.1	General

The Majority Owner may at any time initiate and conduct a sale of Instruments in the Company or a Share Sale and each Manager and the Company undertake to the Majority Owner to fully cooperate, take any action requested and comply with any instructions given by the Majority Owner in relation thereto, including, for the avoidance of doubt, to enter into any customary agreement with any investment bank(s) advising on a Share Sale and, on the Company’s cost and expense, actively participate in road shows and other presentations or marketing efforts, due diligence and preparation of any data room materials, prospectuses and offering memoranda. For the avoidance of doubt, nothing in herein shall be construed to limit or modify the obligations of the Parties under any registration rights agreement made with the Company.

3.2	Share Sale

3.2.1

If a Share Sale is initiated, the Instrumentholders are entitled (“Tag-Along”) and, upon and in accordance with the Majority Owner’s request, obligated (“Drag-Along”) to transfer Instruments in the Company pro rata (as determined by the Majority Owner) with the Majority Owner to any purchaser designated by the Majority Owner.

3.2.2

The Majority Owner shall notify the Representative of a Share Sale at least 10 Business Days prior to the date on which such Share Sale is estimated by the Majority Owner to close and shall in such notice state if the Majority Owner wishes to exercise its Drag-Along right. If the Drag-Along right is not exercised and an Instrumentholder wishes to exercise its corresponding Tag-Along right, such Instrumentholder shall irrevocably and unconditionally commit thereto by submitting a notice to such effect to the Majority Owner within 10 Business Days after receipt of the notice from the Majority Owner. In the absence of such notice by an Instrumentholder, such Instrumentholder is deemed to have waived its Tag-Along right in respect of such Share Sale.

3.2.3

If the Drag-Along right or Tag-Along right is exercised in relation to, or by, an Instrumentholder, the Majority Owner shall, unless otherwise set out in this Agreement, ensure that such Instrumentholder is allowed to sell Instruments in the Company on corresponding financial terms and conditions per Instrument of the same kind and class (and otherwise on in all material respects corresponding terms and conditions) as the Majority Owner, save that:

(a)

if and as determined by the Majority Owner, the Instrumentholders shall give operational and business warranties relating to the operations of the Group to the extent such warranties are covered by a W&I insurance policy (irrespective of whether the Majority Owner gives any such warranties);

(b)

any non-compete or non-solicitation undertaking in the sale and purchase agreement may apply to some or all Managers only, and thus not necessarily to the Majority Owner (in which case such undertaking that only applies to some or all Managers (and not the Majority Owner) shall, in all material respects, correspond to the undertakings in Section 4.2);

(c)	the Majority Owner may determine that Instrumentholders shall sell Instruments in the Company against consideration in cash; and

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(d)	the extent of any obligations or restrictions pursuant to Section 3.2.4 may be greater in respect of some or all Managers than any such obligations or restrictions applicable to the Majority Owner.

3.2.4

In the event that the proceeds received by the Parties in a Share Sale are (wholly or partly) in the form of securities listed on a Stock Exchange, each Manager shall agree to undertake any obligations or restrictions (including in respect of lock-up undertakings and sell down restrictions) imposed in accordance with recommendations, and any advice and instructions given, by the investment bank(s) advising on the Share Sale or any Stock Exchange.

3.3	Liabilities, etc.

3.3.1

The liabilities and obligations of the Parties in respect of a Share Sale (including any amount held in escrow or similar) and costs and expenses incurred in relation to a Share Sale, whether completed, attempted or aborted, shall, to the extent not borne by the Group, be allocated between the Parties in proportion to their respective holdings of Instruments.

3.3.2

Notwithstanding Section 3.3.1: (a) each of the Parties shall individually bear any liabilities in respect of a Share Sale which are solely related to that Party or its Affiliates, including any such liabilities under any individual obligations of that Party or its Affiliates in respect of the Share Sale (or any agreement entered into in respect thereof); and (b) other than pursuant to (a) above, any liabilities in respect of a Share Sale related to more than one Party (or its Affiliates) but not all Parties (or their Affiliates), including any such liabilities under any obligations of those Parties or their Affiliates in respect of the Share Sale (or any agreement entered into in respect thereof), shall be allocated between those Parties in proportion to their respective holdings of Instruments.

3.3.3

The Majority Owner may establish an external or internal escrow or similar in order to ensure the due and punctual fulfillment of the Managers’ portion of their liabilities, obligations, costs and expenses in respect of a Share Sale.

4.	RESTRICTIVE COVENANTS

4.1

Each Manager undertakes to the Company not to disclose the contents or existence of this Agreement or any confidential information of whatever nature (including any information concerning the organization, business, finance, transactions, investment advice or affairs and any information in the public domain as a result of a breach of any confidentiality obligation) relating to the Group, the Majority Owner, any investment advisor to any Summa Equity fund, any portfolio company of any Summa Equity fund, any other Person within the Summa Equity sphere or any of their respective Affiliates, provided however that nothing herein shall prohibit each Manager from disclosing any such information as required by law, rule, regulation or listing standard of a Stock Exchange upon advice of counsel.

4.2

Each Manager undertakes to the Company that it shall not, and that it shall procure that none of its Affiliates will, without the prior written consent of the Company, for as long as such Manager, directly or indirectly, holds any Instruments in the Company and for a period of 24 months thereafter (but in no event for a period exceeding 24 months from the termination of all Service Agreements of the relevant Manager), directly or indirectly (and without prejudice to Section 3.2.4):

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(a)

in any capacity or form (whether as investor, stakeholder, board member, advisor, consultant, employee or otherwise), be (or prepare to be) engaged in, promote or support business activities that, directly or indirectly, compete with (or that prepare or intend to compete with) the Group, provided, however, that the foregoing shall not operate to restrict a Manager (or its Affiliates) from owning solely as an investment, directly or indirectly, securities listed on a Stock Exchange of a Person that is engaged in such competing business activities if, and for as long as, such Manager or its Affiliates: (A) do not, directly or indirectly, beneficially hold more than one per cent (1%) in the aggregate of those securities or of the votes in such Person; and (B) have no active participation in such Person; or

(b)

solicit or endeavor to entice away, employ or offer employment or other engagement (in any capacity or form) to any employee, consultant, director, cooperation partner, customer or similar of any Group Company, nor do anything likely to have such effect (or prepare to do any of the foregoing).

5.	MISCELLANEOUS

5.1	Representative

Each Manager is from time to time represented by (the “Representative”):

(a)	Jon Heimer, date of birth 15 April 1967;

(b)

any other Individual with a valid Service Agreement appointed by consent of Individuals holding (as Instrumentholders or Indirect Instrumentholders) at least 75 per cent of the votes of all Instruments in the Company held, directly or indirectly, by Individuals that replied within 10 Business Days to such request for consent issued by the Representative, excluding, for purposes hereof, the Instruments in the Company held, directly or indirectly, by the Representative (such replacement and appointment becoming effective on the next calendar day following notice by such Individual to the Majority Owner of his or her appointment in accordance with the foregoing); or

(c)

if the Individual pursuant to Section 5.1(a) or (b) (or its Holding Company is) subject to an Option Event or otherwise ceases to hold Instruments and until a new Individual has been appointed pursuant to Section 5.1(b), an Individual designated by the Board (such replacement and appointment becoming effective as from the Individuals’ receipt of a notice from the Majority Owner with respect thereto).

5.2	Power of attorney

5.2.1

Without prejudicing or limiting any rights or discretions of the Majority Owner or any other power of attorney issued to the Majority Owner or the Representative pursuant to this Agreement or otherwise, each Manager appoints each of the Majority Owner and the Representative (or any Person appointed by any of them) as its true and lawful attorney to individually on such Manager’s behalf take any action in accordance with this Agreement, including in respect of, and to vote at, any general meeting of the Company and to waive any notice period for summoning such general meeting, any issue of Instruments in the Company, any transfer of Instruments in the Company pursuant a Call Option or a Share Sale.

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5.2.2

Each Instrumentholder undertakes to issue a power of attorney in the form set out in Schedule 5.2.2 and to ensure (including to renew the power of attorney before it expires) that each of the Majority Owner and the Representative, or any Person appointed by any of them, is at all times authorized to represent such Instrumentholder at any general meeting of the Company.

5.2.3

Each Manager undertakes to, at the Majority Owner’s or the Representative’s request, take any action to issue a separate power of attorney evidencing that each of the Majority Owner and the Representative, or any Person appointed by any of them, has the right to represent such Manager in accordance with Section 5.2.1.

5.2.4

Each Manager undertakes not to revoke, give any instruction or otherwise take any action which may limit the authority under, or challenge any action taken in accordance with, any power of attorney issued or any authorization otherwise granted pursuant to this Agreement.

5.3	Holding Companies

5.3.1

Each Indirect Instrumentholder guarantees as its own debt (proprieborgen) the due and punctual performance of all existing and future liabilities and obligations of each of its Holding Companies under this Agreement and any other agreement or document entered into or executed pursuant to this Agreement and undertakes to, at and in accordance with the Majority Owner’s request, take any action required from time to time in order to evidence such guarantee in a separate document.

5.3.2

Each Holding Company warrants, and each Individual undertakes in respect of each of its Holding Companies to procure, that (unless otherwise consented to in writing by the Majority Owner): (a) such Holding Company is a limited liability company incorporated under the laws of Sweden, Norway or the United States; (b) the Instruments of such Holding Company are and will be unencumbered and ultimately wholly-owned by the relevant Individual; and (c) such Holding Company does not and will not conduct any other business than to hold, directly or indirectly, Instruments in the Company and to exercise its rights and comply with its obligations under this Agreement and any other agreement or document entered into in relation thereto.

5.4	Intellectual property rights

5.4.1

Each Manager warrants to the Company as at the Effective Date, and undertakes to the Company to procure that at all times thereafter, all intellectual property, data, know-how and results of the work or actions, directly or indirectly, carried out by a Manager in relation to a Group Company (whether pursuant to a Service Agreement or otherwise), including registered (if capable of being registered) and unregistered intellectual property rights and know-how (the “Results”) belong exclusively to the Group and are (to the extent transferable) hereby assigned and automatically transferred to the Group Company with which such Manager has a Service Agreement at the time of creation of such Results, provided that the relevant Group Company does not object to such transfer. Each Manager shall, upon and in accordance with the Majority Owner’s or a Group Company’s request, take any action in order to transfer or document the transfer of the Results in accordance with the foregoing, regardless of whether before or after a termination of such Manager’s Service Agreement.

5.4.2

Each Manager warrants to the Company as at the Effective Date, and undertakes to the Company to procure that at all times thereafter, the right to Dispose of, change and develop the Results, in all present and future media, belongs exclusively to the Group. To the extent

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admissible under mandatory law, each Manager waives any right it may have to be named when copies are made of Results or when made available to the public. Unless otherwise required under mandatory law, no Manager is entitled to any additional compensation for the creation or transfer of the Results. Each Manager undertakes, during the term of its Service Agreement, only to use the Results for duties within the Group and not to use the Results (with the exception of general professional knowledge) after the termination of such Service Agreement.

5.4.3

To the extent a Group Company, for any reason, is deemed not to have received ownership to Results, the relevant Manager automatically grants the Group a world-wide perpetual exclusive license in respect of such Results free of charge (including the right to Dispose of, change and develop the Results and to assign it to Affiliates and third parties on terms that the Group or the Majority Owner deems appropriate).

5.4.4

Each Manager confirms that, as of the date of this Agreement, all Results have been transferred to the Group and that such Manager does not have any claim for compensation or otherwise against any Group Company in respect of any Results. Each Manager undertakes not to challenge the ownership, authorship, inventorship, or validity of the Results owned or purported to be owned by the Group or otherwise take any action in relation to the Results which may be detrimental to the Group or a Group Company.

5.4.5

The undertakings and confirmations made by each Manager pursuant to Section 5.4 (Intellectual property rights) which are set out herein are made towards and in favor of each Group Company, and shall not prejudice or limit any transfer of rights to a Group Company pursuant to Section 40a of the Swedish Copyright Act (Lag (1960:729) om upphovsrätt till litterära och konstnärliga verk) or otherwise under any applicable law or regulation.

5.5	Designated Person

The Majority Owner may always designate one or more other Persons: (a) as purchaser of Instruments in the Company that the Majority Owner has the right to acquire under this Agreement; or (b) to otherwise exercise or acquire any rights of the Majority Owner.

5.6	Allocation of costs, etc.

Save for as set out in this Agreement or otherwise agreed between the Majority Owner and the Representative, each Party shall bear all costs and expenses incurred by it in relation to this Agreement (if and to the extent the Majority Owner does not decide that such costs and expenses shall be borne by a Group Company). All taxes and any costs and expenses related thereto incurred by a Party shall be borne by such Party.

5.7	Effectiveness, entire agreement, etc.

5.7.1

This Agreement shall only become effective as of the date on which the ADSs commence trading on The Nasdaq Global Market (New York) (the “Effective Date”) subject always to the Effective Date occurring on or before 30 April 2021. The Parties (other than the Company) hereby agree to terminate the Existing MSHA with effect as of the effectiveness of this Agreement. For the avoidance of doubt, if the Effective Date does not occur (or occurs after 30 April 2021), then this Agreement shall not be or become effective (and the Existing MSHA shall continue in force).

5.7.2	This Agreement and the documents referred to herein constitute the entire agreement of the Parties with respect to the subject matter hereof and, for the avoidance of doubt, replaces

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any previous agreement in relation thereto. Notwithstanding the foregoing, the Majority Owner may separately agree with some Parties on deviations from the terms of this Agreement in relation to such Parties. Save for as set out in this Agreement, no modifications, amendments or alterations of this Agreement will be valid or binding for a Party, except if made in writing (containing a specific reference to this Agreement) and signed on behalf of such Party. Notwithstanding the foregoing:

(a)	the Majority Owner may unilaterally amend (in accordance with this Agreement) the schedules to this Agreement for purposes of keeping them updated;

(b)

the Representative may agree on modifications, amendments or alterations of this Agreement or waiver of any rights under this Agreement on behalf of the Managers (provided that such modifications, amendments, alterations or waivers do not adversely affect the Instrumentholders and apply equally to all Instrumentholders or otherwise that those unequally affected Instrumentholders have consented thereto); and

(c)

the Company’s consent shall not be required in respect of any modification, amendment or alteration of this Agreement unless (and then only to the extent that) it adversely affects the Company’s rights or obligations under this Agreement.

5.7.3

In the absence of a manifest error, each Manager agrees to be automatically bound by, and comply with, any modifications, amendments or alterations of this Agreement made in accordance with Section 5.7.1 and this Section 5.7.3. For the avoidance of doubt, this Agreement (including, for the avoidance of doubt, the powers of attorney issued pursuant to Section 5.2 (Power of attorney)) applies automatically to the holding of Instruments in any Company, provided, however, that the Majority Owner may make any such amendments of a clarifying or technical nature to this Agreement that the Majority Owner deems necessary or appropriate as a result of the new structure (and this Agreement as so amended is automatically binding on the Parties).

5.7.4

In the event any provision of the articles of association of the Company, the terms of any Instruments in the Company or any applicable law conflicts with this Agreement, the Parties agree that their intention is that this Agreement shall prevail and undertake not to invoke any rights under the articles of association, the terms of any Instrument or any applicable law in conflict with this Agreement and procure, to the extent necessary and permitted under applicable law and requested by the Majority Owner, the amendment of the articles of association or the terms of such Instruments.

5.7.5

If and to the extent a guarantee issued pursuant to Section 5.3.1 is not permitted or is unenforceable under applicable law or if any provision of this Agreement is, wholly or partly, invalid, such guarantee or provision is, to such extent, not deemed to form part of this Agreement (without prejudice to the legality, validity or enforceability of the remainder of this Agreement).

5.7.6

Each Instrumentholder undertakes not to request or exercise any, and waives all, of its minority protection rights (including, for the avoidance of doubt, any right to request any distributions from the Company or a compulsory redemption of its Instruments in the Company) under the Companies Act or any other applicable law or regulation.

5.7.7	Subject to a specific time limit set out in this Agreement, the Majority Owner’s delay or failure to exercise any right under this Agreement does not constitute a waiver thereof.

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5.7.8

The Parties agree, and undertake to procure, that this Agreement is not to be regarded as an unincorporated non-trading partnership (enkelt bolag) under Swedish law and that the Swedish Act on partnerships and non-registered partnerships (Lag (1980:1102) om handelsbolag och enkla bolag) is therefore not applicable to this Agreement. Should this Agreement nevertheless be regarded as such a partnership, the Instrumentholder to which any liquidation grounds under applicable law relate shall, at the Majority Owner’s request, be obliged to resign from such partnership (instead of liquidating the partnership) pursuant to Section 2.1.3 (Call Option) (as applied mutatis mutandis to such Instrumentholder’s interest in such partnership).

5.7.9	Save where expressly otherwise set out herein, the Company shall have no rights, obligations or liabilities under this Agreement.

5.8	Assignment

No Manager may assign, delegate, sub-contract or otherwise Dispose of any of its rights or obligations under this Agreement without the prior written consent of the Majority Owner. The Majority Owner may assign or transfer any of its rights or obligations hereunder to one or several Affiliates or otherwise pursuant to Section 5.5 (Designated Person), including to any purchaser in a Share Sale, provided, however, that any assignment or transfer of rights or benefits under Section 4.2 may only be made if the relevant Manager refuses to comply with the undertaking to accept a non-compete or non-solicitation undertaking pursuant to Section 3.2.3.

5.9	Further assurances

Each Party shall, and shall procure that its relevant Affiliates will, take any action (including to amend this Agreement) as may be necessary in order to consummate and implement the transactions governed by this Agreement and to give the other Parties the full benefit of this Agreement.

5.10	Notices

5.10.1

Any notice or other communication under this Agreement shall be in writing and sent by e- mail, hand or courier to a Party at its address set out in Schedule (1), or such other address as may be given by written notice in accordance with this Section 5.10 (Notices).

5.10.2

Unless actually received earlier, a notice or other communication shall be deemed received by the recipient: (a) if delivered by hand or sent by courier (with delivery receipt obtained), on the day of delivery thereof if delivered prior to 5pm CET if such day is a Business Day, and otherwise on the next Business Day; or (b) if sent by email, on the day of dispatch if sent prior to 5pm CET on a Business Day and otherwise on the next Business Day, provided that the sender does not receive an email delivery failure message.

5.10.3

The Parties agree (for the benefit of all Parties, the Company and any other Person) that the Instrumentholders may be represented at general meetings of the Company by the Majority Owner or the Representative, or any Person appointed by any of them.

5.11	Counterparts, etc.

5.11.1

This Agreement (and any other agreement or document entered into or executed pursuant to this Agreement) may be executed in originals or by facsimile and in any number of counterparts, and by the Parties on separate counterparts, whereby all such counterparts of

14(17)

such agreement or document taken together are deemed to constitute one and the same agreement or document.

5.11.2

Each Manager acknowledges and agrees that it may, unless otherwise consented to in writing by the Majority Owner, only receive a copy of Schedule (1) which is redacted to only include information on such Manager, including its Instrumentholder or Indirect Instrumentholders (as applicable) (but not the other Managers).

5.12	Term and termination

5.12.1

This Agreement remains in full force and effect until 31 December 2035, and is thereafter extended by 24 month periods at a time unless written notice of termination is given by a Party at least 12 months prior to the expiry of the initial period or any extension period, provided that such termination only applies in relation to such terminating Party and does not in any way affect the validity or extension of this Agreement as between the non- terminating Parties.

5.12.2

Notwithstanding Sections 5.12.1, this Agreement is terminated (a) in relation to a Manager, upon such Manager ceasing to be either an Instrumentholder or an Indirect Instrumentholder in accordance with this Agreement (including, for the avoidance of doubt, through a Share Sale), and (b) in relation to all Parties, upon written notice of termination by the Majority Owner or upon the Majority Owner (and its Affiliates) ceasing to hold any direct or indirect interest in the Company.

5.12.3

The Surviving Provisions shall survive any termination of this Agreement and no accrued rights or incurred obligations under this Agreement are considered waived or forfeited by any of the Parties when this Agreement is terminated.

6.	GOVERNING LAW AND ARBITRATION

6.1	This Agreement is governed by and construed in accordance with the laws of Sweden, without regard to its conflicts of laws principles.

6.2

Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Institute. The Rules for Expedited Arbitrations of the Institute shall apply if: (a) the Majority Owner so requests; or (b) the Institute at its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules of the Institute shall not apply, save for that the Majority Owner shall have the right to request that such Arbitration Rules shall apply if the outcome of the case is of material importance for the Majority Owner (in the opinion of the Majority Owner), e.g. because it may be used as a precedent or otherwise have implications for other Managers or participants of other management incentive programs or co-investment programs in respect of portfolio companies of any Summa Equity fund.

6.3

If the Arbitration Rules of the Institute are applied, the Majority Owner shall determine whether the arbitral tribunal shall be composed of 1 or 3 arbitrators. The seat of arbitration shall be Stockholm, Sweden and the language to be used in the arbitral proceedings shall be English. The parties to the arbitral proceedings shall keep such proceedings, any information disclosed in the course thereof and any decision or award made or declared by the arbitral tribunal strictly confidential.

15(17)

THIS AGREEMENT has been executed and delivered between:

The MAJORITY OWNER

/s/ Tommi Unkuri
Tommi Unkuri

Each INDIVIDUAL

Jon Heimer
by power of attorney

Each HOLDING COMPANY

Jon Heimer
by power of attorney

The COMPANY

/s/ Tommi Unkuri
By: Jon Hindar	By: Tommi Unkuri

16(17)

THIS AGREEMENT has been executed and delivered between:

The MAJORITY OWNER

Tommi Unkuri

Each INDIVIDUAL

/s/ Jon Heimer
Jon Heimer
by power of attorney

Each HOLDING COMPANY

/s/ Jon Heimer
Jon Heimer
by power of attorney

The COMPANY

By: Jon Hindar	By: Tommi Unkuri

17(17)

THIS AGREEMENT has been executed and delivered between:

The MAJORITY OWNER

Tommi Unkuri

Each INDIVIDUAL

Jon Heimer
by power of attorney

Each HOLDING COMPANY

Jon Heimer
by power of attorney

The COMPANY

/s/ Jon Hindar
By: Jon Hindar	By: Tommi Unkuri